Exhibit 99.1
On October 21, 2020, The Interpublic Group of Companies, Inc. held a conference call to discuss its third-quarter and first-nine-months 2020 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Philippe Krakowsky
Executive Vice President, Chief Operating Officer

Ellen Johnson
Executive Vice President, Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P.Morgan John Janedis Wolfe Research Daniel Salmon BMO Capital Markets Tim Nollen Macquarie Research Michael Nathanson MoffettNathanson Research

CONFERENCE CALL TRANSCRIPT
COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third-quarter 2020 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you. Good morning. We hope you are all well. Thank you for being with us this morning.

This morning we are joined by Michael Roth, Ellen Johnson and Philippe Krakowsky.
We have posted our earnings release and our slide presentation on our website, www.interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.
We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer: Thank you, Jerry, and thank you all for joining us this morning as we review our third quarter performance.
I would like to start by saying that I hope that you and your families have remained safe and healthy during this pandemic.
Our focus this year has been, and continues to be, how the health crisis has impacted our people, our clients and our business, as well as on driving a disciplined and effective response to a challenging environment.
While navigating the many professional and personal challenges of this unprecedented period of time, our people have delivered on our strategic priorities: staying close to clients, continuing to develop and invest in our talent and offerings, managing operating expenses to revenue and positioning Interpublic to emerge an even stronger company on the other side of the recession. Our results in the quarter underscore once again that our offerings and our people are best-in-class.
In our third quarter, our organic change of net revenue was negative 3.7%. As expected, that result continues to show the effect of the pandemic and global economic contraction, though perhaps not to the extent anticipated. Our fully adjusted EBITA, which excludes a charge for restructuring, increased 5.0%, and our adjusted diluted EPS increased 8.2% over comparable year-ago earnings. This is a strong accomplishment, and a credit to our management teams. Against a challenging business environment, these results speak once again to the strength and resiliency of our offerings, the flexibility of our business model and the exceptional quality of our talent.
Across our service portfolio, the pandemic has affected our businesses differently, but nearly all of our agencies and disciplines showed improved growth from the second quarter.
Our events practices have been hit hardest by the pandemic, for the obvious reasons. Events, as we have shared previously, was four-to-five percent of our revenue base last year. Clients continue to engage with us on alternative models that will leverage technology for hybrid remote and in-person experiences, to maintain the brand power of collective experience and networking under their brands.
The performance of our many creatively-led integrated global and domestic agency brands varied in the quarter, which reflects their different mix of clients and regional footprints. Our media, data & technology offerings together grew in the quarter compared to a year ago. Our healthcare disciplines continued to grow and take market share.
Our largest clients again outperformed in the quarter. Our open-architecture go-to-market continues to win in the marketplace, as a collaborative platform for our best-in-class agencies to elevate the scope and value of our services with the top tier of marketers.
Among client sectors, our top performers were, again, the retail sector and the healthcare sector. At the other end of the spectrum, the sectors most impacted by the recession were the industrial clients within our “Other” category, and the auto & transportation sector, which is also similar to our second quarter. In terms of sequential changes, it’s worth noting that both auto and industrial were less challenged than what we saw in the second quarter.
By region, the U.S. decreased 2.4% organically and was 65% of our revenue mix in the quarter. Our international markets decreased 6.0% organically, with a broad range of performance marked by Continental Europe at plus 2.3% and AsiaPac at negative 15.2%.
Turning to operating expenses and margin, our teams continue to manage very effectively, as reflected in our results.

Our net operating expenses decreased by 6.9% from a year ago before the charge for restructuring, which compares with the 5.2% decrease in net revenue. Both of our principal cost lines decreased. We drove significant leverage on our expense for base payroll and our office & other expense and are beginning to see the impact of structural cost reductions.
I would emphasize that, alongside these operating efficiencies, we continued to invest in people, making some notable headline hires that show our ongoing position as the destination for the industry’s top talent. In addition, we’ve continued to enhance the tools and distinctive offerings which have made us the growth leader in our industry over a period of many years. This includes initiatives from our diversity and inclusion group, such as our new, free group counseling sessions for our BIPOC employees. It also includes our investments in continued innovations and new products in our data and tech group, for example, which we will address later this morning.
As we anticipated on our conference call in July, we took additional actions in the third quarter to structurally lower operating expenses and to further transform our business. These actions are a result of a strategic review of our operations that will continue into the fourth quarter, and resulted in a third-quarter restructuring charge of $47.3 million. Of the total charge, $28 million is not in cash. Along with the actions we had taken in the second quarter, our restructuring actions to date are expected to result in total annualized savings of approximately $110 – $130 million that are permanent, which is approximately 140 basis points of full-year 2019 net revenue. We plan to take additional actions in our fourth quarter, the majority of which will be related to real estate and will be non-cash charges. These are also expected to result in significant restructuring expense and additional structural savings and to conclude our program.
In the third quarter, our adjusted EBITA margin was 13.8% and was 16.2% excluding restructuring charges, which is 150 basis points better than last year.
Diluted earnings per share was $0.71 as reported and was $0.53 as adjusted for the restructuring, intangibles amortization and other items that are below operating income.
As we look to our seasonally important fourth quarter, we are confident in the strength of our model and the competitiveness of our offerings. It’s important to note that last year we had a strong fourth quarter, with organic growth in excess of 5% as adjusted for headwinds. All of us continue to face a range of unknowns related to the pandemic and its impact on the global economy. This will weigh on the significant volume of project assignments that are the norm for our holiday season.
COVID, as we are painfully aware, remains a threat to everyday life and, regrettably, is picking up in many key global markets. Unemployment, while a better picture than earlier this year, remains historically high. The status of important government support programs is unresolved, especially in the U.S., but globally, as well.
All of this makes client decision-making for the holiday season difficult to forecast. It’s very likely that any improving growth we do see across our industry will not be linear by quarter. This is just to acknowledge economic reality.

Despite these unknowns, IPG remains well-positioned to continue its outperformance of the industry. We’re hearing from clients that they are at a decisive juncture for brands. There will be enduring consumer changes as a result of the pandemic, including the mass shift to e-commerce, the emergence of digital consumer experience and a deeper accountability for brand authenticity and purpose. We are distinctively well-resourced with outstanding talent and tools to help marketers re-think and re-imagine their brands. Further, with technology playing an ever-increasing part in day-to-day life, we’re seeing increased demand for data management and marketing technology expertise at the level of the enterprise. With Acxiom and Kinesso now integrated with our service offerings, we are in a strong position.
Accordingly, we are confident that we can resume our growth in an improving economy and continue forward as an engine of value creation for all our stakeholders.
I’ll have additional closing thoughts before our Q&A, along with Philippe, but at this point I’d like to turn it over to Ellen for additional color on our results.

Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you, Michael. I hope that everyone is safe and healthy.
As you’ve seen in our results, we are increasing profitability, with our teams doing a terrific job in managing expenses. Notwithstanding the current challenges, we have continued to invest in our people and our differentiated offerings. Our balance sheet and liquidity continue to be further areas of strength, and, following the end of the quarter, on October 1st, we paid off our $500 million maturing senior notes with cash on hand. We are well-positioned to turn the corner on the recession as an even-stronger company.
More detail on our results in the quarter begin on slide 2 in the presentation:
•Our organic revenue change was negative 3.7%. While that says the pandemic is still with us, it is notably improved from the second quarter, and reflects sequential improvement in our major agencies, most world regions and in several client sectors.
•Third-quarter adjusted EBITA was $269.9 million and was $317.2 million before the restructuring charge, compared with $302.0 million a year ago.
•Our adjusted EBITA margin on net revenue was 16.2%, which is before restructuring.
•For the quarter, diluted earnings per share was $0.71 as reported, while our adjusted diluted earnings per share was $0.53. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the charge for restructuring and non-operating losses on sales of certain small, nonstrategic businesses, as well as a discrete net tax benefit in the quarter.
•Our liquidity continues to be strong at $3.6 billion of cash and committed credit facilities at quarter end. Again, we used $500 million on October 1st to repay our maturing notes.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to Q3 revenue on slide 4:
•Our net revenue was $1.95 billion.
•Compared to Q3 2019, the impact of the change in exchange rates was negative 30 basis points.
•Net divestitures were negative 1.2%, which is the impact of the disposition of certain small, nonstrategic businesses over the past twelve months. These reviews are ongoing, and we expect to take additional small dispositions as we move forward.
•Our organic net revenue change was a decrease of 3.7%. As you can see on the right, that brings our organic change for the nine months to negative 4.5%.
At the bottom of this slide, we break out our segments:
•The organic change in our IAN segment was a decrease of 1.4%. As a reminder, IAN includes our global and domestic creatively-led integrated agencies; our media, data & technology offerings; and our digital specialists.
•At our CMG segment of marketing services specialists, the organic change was negative 16.5%, which reflects the disproportionate mix of events and sports marketing within CMG.
Moving on to slide 5, organic revenue change by region:
•In the U.S., our third-quarter organic decrease was 2.4%. Relative to our international markets, the U.S. continued to perform better in the pandemic, which reflects differences in the mix of client sectors and offerings.
•In our International markets, which were 35% of net revenue in the quarter, the organic change was negative 6.0%. All regions improved from the second quarter, with the exception of AsiaPac:
◦Organic growth in Continental Europe was positive at 2.3%, with Spain, France and Germany showing notable increases.
◦we increased 60 basis points in our “All Other” group, which is comprised of Canada, the Middle East and Africa.
◦LatAm decreased by 30 basis points.
◦the U.K. was negative 10.3%.
◦AsiaPac was negative 15.2%. Conditions in the region continue to be challenging, as we experienced decreases in each of our largest national markets.
Moving on to slide 6 and operating expenses in the quarter, which continues to be a priority for us. Our net operating expenses decreased 6.9% from a year ago when excluding the restructuring charge. Our adjusted margin expanded by 150 basis points.

As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue de-levered by 30 basis points from a year ago. That is due to an increase in our accrual for incentives, due to improved performance and compared to a low accrual in Q3 2019.
•we had strong operating leverage on our expense for base payroll, benefits and tax at 150 basis points, which reflects decreased headcount and temporary salary reductions across a broad range of our agencies and employees in response to the pandemic;
•our expense for incentive compensation was 4.4% of net revenue this year, compared to 2.0% in last year’s third quarter. For the nine months, our expense for incentives is roughly equivalent to last year;
•severance expense increased by 20 basis points to 0.8% of net revenue from a year ago; and
•temporary labor was 3.5% of net revenue, compared with 4.2% last year.
At quarter end, total worldwide headcount was approximately 50,500, a 7% decrease from a year ago, including the impact of dispositions.
Our office & other direct expense decreased to 15.8% from 17.8%, which is an especially notable change. It reflects that our office & other expense is $60 million less than a year ago. Approximately half of that was due to the sharp decline in our travel and entertainment costs. Occupancy expenses decreased by approximately $11 million, mainly due to the restructuring.
Our SG&A expense was 50 basis points of net revenue, which is flat with last year.
As you can see on the lower-right-hand side of this slide, our charge to restructure headcount and real estate was 2.4% of net revenue in the quarter. The charge was $47.3 million, of which $28 million is non-cash. We expect to realize annualized savings of $30 – $40 million from these actions. That brings the total annualized permanent savings we expect from the restructuring to approximately 140 basis points when measured against 2019’s net revenue. During the quarter, we identified additional opportunities to expand the size of the restructuring program and related savings. We expect to continue our restructuring into our fourth quarter, with additional significant actions and structural savings, which will also mark the conclusion of our program. As Michael noted, we expect the majority of our fourth quarter actions will be related to real estate.
Turning to slide 7, we present the detail on adjustments to our reported third quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA excluding restructuring and our adjusted diluted EPS.
•Our expense for the amortization of acquired intangibles, in the second column, was $21.3 million.
•The restructuring charge was $47.3 million, and the related tax benefit was $10.8 million.

•Below operating expenses, in column 4, we had a loss in the quarter of $8.6 million in other expense due to the disposition of a few small, nonstrategic businesses.
•Finally, we have an adjustment for a net tax benefit in the quarter of $132.6 million due to the settlement of prior years’ tax examinations.
•At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges our diluted EPS as reported at $0.71 to adjusted earnings of $0.53 per diluted share.
On slide 8, we show similar adjustments for the first nine months, which bridge to adjusted earnings of $0.87 per diluted share.
On slide 9 we turn to third-quarter cash flow:
•Cash from operations was $689.3 million, compared with $224.6 million a year ago. We generated $376.8 million from working capital in the quarter, a very strong result, compared with a use of $47 million last year.
•Investing activities used $39.2 million in the quarter, for cap-ex.
•Our financing activities used $115.4 million, mainly for our common stock dividend.
•Our net increase in cash for the quarter was $543.3 million.
Slide 10 is the current portion of our balance sheet as of September 30th. We ended the quarter with $1.63 billion of cash and equivalents. Under current liabilities, we include the October 1st maturity of our 3.5% $500 million senior notes that we repaid with cash on hand.
Slide 11 depicts the maturities of our outstanding debt and our diversified maturity schedule. Total debt at quarter end was $4.0 billion. Again that’s on September 30th.
In summary, on slide 12, our teams continue to execute at a high level in an unprecedented environment. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially. I would once again like to reiterate our pride in our people.
And with that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Ellen.
With so much uncertainty and so much change, both for marketers and their agency partners, we’re proud of our accomplishments during the quarter. We are continuing to report results that demonstrate the quality of our talent, the strength of our long-term strategy, especially our early adoption of data-centric and digital-first tools across the entire organization, and a distinctive culture of cross-agency collaboration.

In many areas of our business, our Company continued to outperform the industry. IPG was named one of America’s Best Employers for Women by Forbes. Most recently, we were named to the FTSE4Good Index for the second year in a row, in recognition of our Company’s strong ESG practices. In addition, IPG was named the Most Effective Holding Company of the Year at the 2020 Effie U.S. awards, marking the fourth year in a row we received this key industry recognition.
Turning now to the performance across our portfolio, one sector that continues to hold up for us is healthcare. As you know, IPG has significant operations in healthcare marketing, totaling more than a quarter of the portfolio. This includes our dedicated global healthcare networks, as well as significant healthcare client relationships and activity at our media and public relations operations and within some of our U.S. independents.
Healthcare marketing is not only an area in which we are strong across much of the portfolio, it’s a sector in which there is a high degree of technical expertise and specialization, which makes these higher-value services. It’s an industry that we believe will continue to grow well in the foreseeable future. And it’s a part of the business that has been very receptive to our custom, multi-agency open-architecture solutions.
Whether it’s specific areas of knowledge specific to a condition or disease, teams with the requisite experience, complementary geographic strengths or other ways in which our agencies can collaborate for the good of the client, healthcare and pharma marketers want us to bring the best capabilities from across IPG to bear on their challenges and opportunities. Our ability to do so is another reason we are faring well in this space despite the pandemic.
As we have discussed on prior calls, at IPG we developed a vision for building a digital-and-data-first marketing company early on in our turnaround. That strategic vision has meant that our media, data & technology segment has been a key driver of performance at IPG for a number of years now, and it is also fundamental to our growth prospects going forward. As someone who has helped lead that charge, I’d like to ask Philippe to share an update on developments in that sector.

Philippe Krakowsky, Executive Vice President, Chief Operating Officer: Thank you.
As Michael mentioned, a key factor in our success has been our commitment to meeting the needs of an evolving landscape, in which technology, marketing and data are increasingly converging. That led us to embed digital expertise across the portfolio, develop a media model that leaned into consultative skills as much as investment scale and a commitment to data management expertise and data ethics that was significantly enhanced with the acquisition of Acxiom.
This quarter, as Michael mentioned, we continued to see a high degree of engagement with major clients across Mediabrands’ two largest brands, UM and Initiative. While there has been stabilization in the media marketplace, and digital channels have benefited from the improvement in macroeconomic conditions, there is still uncertainty, particularly in certain regions of the world.
During the quarter, UM continued to lead in regards to brand safety, launching the Partnership for Responsible Addressable Media alongside marketers, agencies, publishers, adtech firms and trade associations. Initiative’s approach to connecting with consumers with a combination of cultural insights and data have allowed the agency to carve out a distinctive competitive positioning. The agency saw a significant win early in the quarter when it added Salesforce to its roster. And also notable is the rate at which Reprise developed its e-commerce offerings, which are growing across multiple regions, and will not only be vital to the success of our media agencies, but will also be key to cross-agency holding-company solutions.
Kinesso marked its first anniversary by launching a developer community and making its APIs available to third parties. We believe this will lead to more innovation in the space, on the part of our partners and our own agencies, all in the service of our clients, and with IPG’s applications layer at the core. With this approach, we also make it easier for all of our clients and agencies to access high-quality data in a way that is privacy-compliant and customized to their specific needs. At Matterkind, we are seeing strong demand for the kinds of advanced solutions that help clients optimize their media investments across the entire addressable ecosystem.
Acxiom continues to meet our expectations in terms of their performance. A key to IPG’s future success will be our ability to make our data and technology offerings a foundational element for IPG overall. As such, we saw good progress in our work to further align Acxiom, Kinesso and Mediabrands.
Finally, while I mentioned that our data, media and tech assets are working in more integrated ways with each other, they are also increasingly engaged with the entire IPG portfolio. Notably, Matterkind and Kinesso played significant roles in new business pitches over the quarter, partnering with our creative, CRM, PR and other marketing services agencies, as well as with our media networks. So for example, Kinesso’s data science offerings are currently active on more than 30 pitches and have played key roles in 2020 wins at FCB, Deutsch, MRM and McCann, as well as through our open-architecture offerings.
There’s still work to be done to fully develop and integrate these capabilities, and we expect that our progress will further accelerate once our people are able to more fully collaborate with one another in person. But the teams are engaged and enthusiastic about this transformational work, which we believe can be a significant growth driver going forward.
And with that, I’ll pass things back to Michael.

Mr. Roth: Thank you, Philippe.
Turning now to our global creative agency networks, it’s not surprising that growth at FCB in the quarter was driven by FCB Health. The network gained new brand assignments over the quarter and extended deep client engagements with global biopharma giants including Novartis, Merck, Pfizer, Lilly, Genentech and Sanofi. In fact, today FCB Health now works with 19 of the world’s top-20 pharma companies.
On the consumer advertising front, FCB was recently awarded the Grand Effie for its “Whopper Detour” work for Burger King. And FCB/SIX continues to work with Tarana Burke and the #MeToo movement, launching #ActToo, a digital platform to take action against sexual violence.
At McCann Worldgroup, we announced a planned leadership succession, elevating Bill Kolb, who had been named COO earlier this year, to Chairman and CEO. Harris Diamond, who has been with IPG for nearly two decades, played a part in this process, which dovetails with his decision to retire at year end. We thank Harris for his service to our Company, our people and our clients, and we’re confident that Bill will be a strong leader for Worldgroup’s future evolution and success.
Elsewhere within McCann, the network was named Most Effective Creative Network at the global level, and its New York office named Most Effective Agency Office by the U.S. Effie Awards. These are among the most significant distinctions accorded in our industry, and they recognize the effectiveness of our work. The network’s digital agency MRM was named a Fast Company Best Workplace for Innovation and recently hired a new Chief Technology Officer. During the quarter, McCann also appointed a new female CEO for its China operations and named a new North American President at McCann Health.
We’ve once again seen great creative coming out of MullenLowe this quarter for key clients, including Unilever, Bayer and Acura. MullenLowe London continues to receive extremely positive response to its work on behalf of the government’s COVID-19 efforts, most recently the test and trace app. And Mediahub continued to be a standout in new business. As you may have seen, we recently moved oversight of the CompassPoint agency over to Mediahub’s management team, thereby expanding the agency’s footprint in the Midwest and adding some client sector expertise to their capabilities.
R/GA promoted two very highly talented executives into the roles of Chief Creative Officer and Chief Experience Officer and created a new senior role to integrate diversity, equity and inclusion across the agency. On the new business front, the agency brought in an exciting new win with the National Women’s Soccer League’s latest professional team, Angel City, which adds to its impressive roster of wins this year. Clients continue to look to them and to our other digital specialist, Huge, for innovation around the intersection of marketing and technology.
At CMG, the management team continued to build out a more collaborative business model to bring together its expertise across areas such as employee engagement, crisis and issues, healthcare, PR and more. Highlights include Golin’s continued new business streak, bringing in notable wins from Micron Technology, an open-architecture win with Weber Shandwick and MRM, assignments from the CDC, Johnson & Johnson’s Neutrogena, Clean & Clear and Aveeno brands, as well as General Mills. Weber Shandwick was honored as Agency of the Year at the PRWeek Purpose Awards last week. The agency also welcomed the industry’s first Chief Workforce Innovation and Operations Officer to the team. Another notable honor was earned by our sports marketing firm, Octagon, which was recently named Best in Corporate Consulting, Marketing and Client Services, at the 2020 Sports Business Awards.
Our U.S. integrated independent agencies round out the portfolio. They deliver the full suite of marketing services to their clients and are regularly combining with the rest of IPG offerings on our collaborative open-architecture solutions.
Thanks to the work and dedication of our people, IPG continues to perform better than our sector overall. Our new-business pipeline continues to be active, and is in fact modestly stronger than it was earlier this year, but visibility is still challenged as we head into our most important quarter, which includes the crucial holiday shopping season.
The biggest risk to recovery continues to be public health challenges, and, as the headlines around the world recently have shown us, the risk of lockdowns in key markets is likely to continue for the foreseeable future.
As mentioned, we have taken significant costs-saving measures across our entire organization. You have seen their impact beginning this quarter, alongside sharp reductions in discretionary expenses, and we plan to take further actions, chiefly on real estate, in the fourth quarter. In our current state, we feel well-positioned with our client relationships and that we remain in a very strong position to capitalize on opportunity when recovery takes hold fully.
We are confident as well that the investments in talent and capabilities that we continue to make position IPG well for the future. This is an unprecedented time, but we have a sound financial foundation in place, underpinned by the strength of our balance sheet.
With all the challenges we have seen over these past six months, we have great opportunities ahead to help clients deepen their relationships with their customers, doing so efficiently, creatively and at-scale. Our highly relevant offerings and track record of collaborative, open-architecture client solutions, coupled with our data and tech offerings, continue to be differentiators for IPG. As such we also remain well-positioned for continued long-term value creation for all our shareholders.
We will of course keep you posted on key developments, share our perspective on our visibility into the evolving landscape, and, as always, we look forward to answering your questions.
But before I turn to questions, I have to recognize a major transition occurring at IPG, and that is the announcement we made with respect to Philippe taking over the role of CEO as of January 1. I don’t want him to blush, so I’ll leave all the accolades about Philippe in our press release that we stated. But, clearly, working these many years with Philippe, I am highly confident, and the Board is highly confident, in Philippe’s capabilities in taking over the role of CEO. I’m really excited about the transition, and I really look forward to working with Philippe and management as we continue to manage through the COVID-19 and shaping IPG for the future.
With that, I’ll turn it over to Q&A.

QUESTIONS AND ANSWERS
Operator: Thank you. . . . Our first question comes from Alexia Quadrani with J.P.Morgan. Your line is open.
Alexia S. Quadrani, J.P.Morgan: Thank you very much, and congratulations, Michael, on the very impressive tenure at IPG. You’ll be missed. And congratulations, Philippe.
My first question is really — Michael, you’re probably anticipating since I ask similar things about the quarter every time — a little bit more detail. Thank you for all the disclosure you gave about Q3, where auto and transport is still a challenge but better, and healthcare obviously strong. I’m curious if you, when you look at the other major verticals in the quarter, are you seeing positive growth in a lot of the other verticals now. I think your organic number would suggest you are seeing positive growth in some other areas beside healthcare. I’m curious if there’s any more color you can give on other verticals.
Michael Roth, Chairman of the Board and Chief Executive Officer: Thank you, Alexia.
Clearly this is a good quarter for us, and the tone of the business was clearly better than the last quarter. And you see that across all the regions. In fact, most of all the regions were better than last quarter, except for AsiaPac.
But, with respect to sectors, we see a growth in retail, in particular. Although auto & transport is still down, we’ve seen improvements in auto & transportation, and government and industrials. Other sectors: obviously healthcare continues to be very strong; financial services; and we saw consumer goods a little bit of growth between quarter two and three, which is positive. The two sectors that we did see slow down in the third quarter were food & beverage and tech & telecom. But we’re confident that we have offerings in all of these sectors.
And so much of this is both regional and client-specific. When you look at Continental Europe, where we had positive growth, we saw strength in our media offerings as well as McCann, and it was very client-specific in Continental Europe. AsiaPac we just saw across-the-board reduction, given with respect to what’s happening over there. But overall the tone is positive.
And like I said, we believe that we will strongly continue to beat our competitive set throughout the year. But the fourth quarter is our biggest quarter, and, as you know — and it’s not just projects. Typically the questions that come up are about, “How is your project business?” Project business is like the, the Jack Mortons, the Octagons, Momentums: that makes up 4% – 5% of our business. But when we refer to projects right now, clients are very project-oriented, and holiday shopping is a very good example. And until we see how our clients are going to respond to the holiday environment, it’s difficult for our visibility into the quarter. So, projects is a little bit more than just the event business, and I think that’s the important point that we have to take into consideration.

That said, we’re working with our clients on opportunities. They continue to believe that they have to invest in their brands, certainly, in the e-commerce environment that we’re in. And we certainly have offerings, between our media and our agencies and our consulting capabilities on e-commerce, that will help our clients compete in this very competitive e-commerce environment. Because in the e-commerce environment, it’s the brand authenticity and why should you buy brands other than the lower-cost providers. And it’s our job to combine our technology, our creative capabilities, to get those brand messages, and moving towards direct-to-consumer is a part of that as well.
So, if you look at all of our capabilities, and all the things that we’re doing with our clients currently, we’re confident that we have the tools and the resources to continue on a path to exceed our sector.
Ms. Quadrani: And just a follow-up on Philippe’s comments on the data and analytics, Acxiom and Kinesso: I’m curious if, over time — you’ve done such a great job with those assets and clearly they’ve been very accretive and additive to your existing business model — I’m curious if, over time, there’s other ways to monetize your strength in those areas that could maybe be additive to profitability, different from the existing kind of cost-plus model.
Mr. Roth: Oh, for sure. Our whole structure is based on value services. And the formation of Kinesso and putting it together with Mediabrands and Matterkind and the open architecture with the rest of our offerings, it’s all based on value services. And that’s where the margins come in and where we can really distinguish ourselves in the marketplace. And that’s part of the strategy, as Philippe said in his comments. I mean, that’s where we’ve made significant investments.
And, Philippe, I don’t know if you want to add anything to that?
Philippe Krakowsky, Executive Vice President, Chief Operating Officer: No, I think it’s exactly that. I mean, essentially it’s revenue streams that would take us to places where the technology can be licensed, where the IP can be valued in different ways, where we find partnerships who can add value to our underlying layer of technology. And then also true performance models, I think as Michael was saying, in e-comm, if you link up what we’re building there with our marketing technology capabilities. And then media, addressable media and data: I think you can do some interesting things around performance.
Mr. Roth: And we have existing contracts that have those kinds of performance metrics already in there.
Ms. Quadrani: All right. Thank you both very much.
Mr. Roth: Thank you for your support, Alexia.

Operator: Thank you. Our next question comes from John Janedis with Wolfe Research. Your line is open.
John Janedis, Wolfe Research: Thank you. Michael, that was quite a run. Congratulations.
I think in the early days you used to say, we’ll know about the fourth quarter in January. Maybe that’s still the case. I was wondering, as we hopefully move towards some normalcy, to what extent are you seeing changes in client behavior in terms of their relationship with the agency? As you know, oftentimes there’s an expectation, at least from investors, and others, have a step function change coming out of downturns, and I was wondering if you’re seeing anything worth noting.
Michael Roth, Chairman of the Board and Chief Executive Officer: Yes. And by the way good call on putting a buy on us, John. Congratulations, and thank you.
Look, we’re constantly — what’s interesting about this remote working is, we have probably more client consultations than we ever had before. We don’t have to get on airplanes to have these meetings. So there are a lot of conference calls and relationships with our clients that focus on brand building and brand authenticity and what’s necessary for them to compete in this marketplace.
So we have those capabilities, and we can — through our open-architecture model, we have sitting at the table when we have these conversations with our clients are our Mediabrands, Kinesso, our PR, our experiential, our creative. Obviously, none of this works unless we have creative capabilities that are unique to the platforms. And since digital is such a — continues to outperform in terms of both the media spend and performance — we have to have unique technology capabilities that we’ve been investing in all this while.
So, yes, I think the conversation lends itself for our clients to spend to gain market share, and that’s what they’re interested in. And that’s why you saw an improvement in, frankly, in consumer goods, because our clients are very much in a very competitive environment. And the conversation that we have with them is, how we can help them gain market share, both regionally as well as head-to-head with their competitors.
Mr. Janedis: Got it. And then maybe separately for Ellen: given the margin expansion, it seems like you were able to execute quicker on the restructuring than I would have expected. Just wanted to clarify: I think you said the current run rate of permanent savings is 110 – 130, and that the fourth quarter actions will be additive. Just want to ask you, will those hit in the fourth quarter? And any way you can give a range of increments of permanent savings on that fourth quarter action?
Ellen Johnson, Executive Vice President, Chief Financial Officer: Good morning. Thank you for the question.

Yes, first of all, you heard it correctly. We’ve got — we estimate $110 – $130 million from the savings to date, which we’re saying is about 140 basis points when you measure it against 2019 revenue.
As far as actions in the fourth quarter, we are looking for additional opportunities. As we mentioned, they will be primarily related to real estate. And it will be a — in order to be able to action it, can we actually — we’re looking around the world first of all, just to give you a perspective, in all major cities, to really take the learnings that we’ve had from this period of time. The office will remain a very important place, but there are definitely some key learnings, and we can have more hybrid models. So with that, we’re really encouraging our agencies to really take advantage of that opportunity and looking at exiting some more leases.
They’re underway, so we’re going to try to accomplish as much as we can in the quarter, which will end the program.
Mr. Roth: What’s been impressive is how the agencies are rethinking their footprint, and what’s necessary. And working with Ellen’s group really trying — and our real estate group —really looking at opportunities to be more efficient on the real estate front. Obviously, London and Europe and the United States are key areas for our opportunities, given our presence, our large presence, there. But across the globe, we have to look at how our offices are going to operate in the future.
And clearly this working from home: prior to this environment, maybe 5% of our people were working from home. I don’t think there’s any question that in the future we’re going to see a more flexible structure in terms of people working from home and coming into the offices. So the workplace environment is going to be different, and what we’re trying to do is really position ourselves, take whatever structural changes need to be made now, so that when 2021 comes along we’re really well-positioned.
And this happened in 2008 and ’09: we took a lot of actions, and when the recovery came, we obviously outperformed, and we were off and running. So our goal is to be in the same position.
And there’s a lot of money in terms of looking at the real-estate footprint. Last quarter, we took 500,000 square feet out. Obviously, there’s more to be had. And, as we said, the bulk of the restructuring charge in the fourth quarter is going to be real estate and non-cash.
Mr. Janedis: Thank you very much.

Operator: Your next question come from Dan Salmon with BMO. Your line is open.
Daniel Salmon, BMO Capital Markets: All right, great. Good morning, everyone.
Michael, two agencies that have flourished during your time as CEO are R/GA and your hometown shop, Huge. And with the shift to e-commerce moving faster than ever, those two firms’ expertise in helping clients in that area, it seems more important than ever. They’ve also seen a little bit of management transition lately. Could you elaborate on that short-term issue, but also the long-term opportunity in e-commerce services? And then I’ve got a quick one for Philippe after that.
Michael Roth, Chairman of the Board and Chief Executive Officer: I think I’ve already said, the long-term prospects of e-commerce are critical, and it takes a combination of digital, media, creative, technology, all working together, because e-commerce is a very unique offering. And we’re very well-positioned, between the privacy expertise of Acxiom, Kinesso, Matterkind and our creative agencies, plus our digital agencies like Huge and R/GA, they’re all part of the open-architecture structure that we have.
And we did have some management changes at Huge as well as R/GA. But I think what’s clear now, certainly at R/GA, I think R/GA will continue to be a shining light in terms of their capabilities. They’re on a new-business win run at R/GA. And I think Sean has really got his management team in place, he’s added some new people. And their presence in our open office, open architecture, and dealing with our existing clients is very strong. So I’m confident that R/GA, notwithstanding some of the management changes —
It’s part of, whenever there’s a new CEO, there’s a repositioning of certain people, and go-to-market strategies, and they’ve spent a lot of time looking at that. And the same with Huge. So I believe Huge and R/GA will continue to be very important assets within the IPG portfolio. And, as you know, particularly on the e-commerce and digital and business transformation, those are the areas that these organizations can really bring expertise to.
Mr. Salmon: Great. And thanks, Michael. You’re still going to be chairing the Board, so you’re always welcome to come back and join us every once in a while. So —
Mr. Roth: Well, yes, I mean Executive Chairman is a little different. Yes. As I said, I’m really excited about working with Philippe and the management team going forward. And look we’ve, we’ve been through this together. I’ve said this from day one. This is an amazing team that we have at IPG. I can’t tell you how proud I am of all the people and the things that we’ve been able to accomplish.
And, obviously, Philippe will put together his team and move forward as CEO, but as Executive Chairman, I really am excited about working with the whole team and continuing to manage through this environment and do what I can to help shape the future of IPG. I mean that's the difference between Executive Chairman and Chairman, and I'm pretty much excited about it. But Philippe and his team, they're ready to go, I know that, and we're excited about the opportunity.
Mr. Salmon: So, Philippe, then, I guess easy question for you: how do you take the baton on that and convince everyone that IPG is a tech company? Really, you led Acxiom, and the acquisition there, you’re leading the development of Kinesso. I think you feel strongly that it is indeed more of a technology company. So, Philippe, just as you take the baton here, can you just comment broadly on the idea of IPG as a tech company, or at the very least a tech services company, relative to a marketing services company?
Philippe Krakowsky, Executive Vice President, Chief Operating Officer: Dan, I think we’ve talked about this. I think that’s probably an overstatement to say it’s a tech company. But I think, as you say, to evolve the model such that what we have — Michael said we’ve got exceptional strength in marketing services. So whether it’s ideation and what our creative agencies do, clearly what happens in the healthcare space. So I think the challenge is actually to have it be technology that enables the services, so that the services are more valuable, and so that we can ultimately be more valuable for the clients.
And also, as we were saying in one of the earlier calls, so that by embedding this layer of technology and data into the business, into our services, we don’t risk leaking value out to the platforms or to the software companies. So I don’t think it’s simple as saying, oh, we flip the switch, we go from one to the other. What we clearly do is we build, and we become stickier, and we become more precise, and there’s more accountability to what we do, and that’s where I see us evolving the business model.
Mr. Roth: The open-architecture model lends itself to that. That’s the whole point of open architecture. And, we started open architecture some 14 years ago. And it really is resonating well in the marketplace.
If you look at our new business wins, most of them have open-architecture structures within them. In the healthcare side of the business, they talk to us about open architecture, and it really resonates in the marketplace.
And the ability to bring in the resources that we can couple with the creative capability, and the PR capability, is a compelling offering. And when you have best-in-class assets and best-in-class people, sitting around the table, taking on business challenges in an open-architecture environment, you’re part of the team of the client and that lends for better relationships, a better performance, and, hopefully, performance-based compensation, which is a win-win for all of us.
Mr. Salmon: Thank you, both.

Operator: Thank you. Our next question come from Tim Nollen with Macquarie. Your line is open.
Tim Nollen, Macquarie Research: Great. Thanks a lot. Let me just add my congratulations both to you, Michael, for doing what few people thought possible, which was turn this company around when you came on in 2005. And also to Philippe for the new role.
My question is perhaps more for Philippe, following on a couple of the previous ones here: there’s some very big changes coming still to, let’s call it marketing technology. You’ve got Google now being investigated by the DOJ. You’ve got changes of third-party Chrome cookies, eliminations of identifiers on Apple devices and so forth. I just want to understand if, given the position that IPG has with Acxiom and the other assets, do you feel you have what you need to manage these changes? Or is there more — what can we expect IPG to do and what more changes could come with these major, major fundamental changes in the online marketplace? Thanks.
Philippe Krakowsky, Executive Vice President, Chief Operating Officer: In the four minutes that remain on this call.
I think that when we did the Acxiom acquisition, we were clear that data management, first-party data management expertise at scale, was something that we thought was important, and that we thought we needed in order to get to the future.
I don’t believe that you can get there without partnerships, and so ultimately when you look at something like what we just did with Kinesso, to open up the APIs and to get your partners developing as well, I think it’s going to be a bit of both. I think we have what we need, but that doesn’t mean that we’re not going to be able, for every client opportunity, for everything we’re solving for, as Michael says, with an open-architecture solution where we’ve got all of the touch points, you find that you need to partner off with different kinds of providers depending on the sector, depending on the use case, etc.
So, I think, as I said, for the four minutes we’ve got, it’s a very, very big question, and, if it’s something that we as a management team could spend some time with you on in greater detail, we can clearly unpack what’s currently going on across the Group.
Michael Roth, Chairman of the Board and Chief Executive Officer: Let me just add the fact that we, on the acquisition side, we’ve historically not done big transactions till we did the Acxiom transaction. Another part of your question is, do we see any big transactions on the horizon that we need to fill any gaps within IPG. And the answer to that is no. We’re actually going right after this into our strategy conversation with our Board of Directors —
Mr. Krakowsky: — this afternoon —
Mr. Roth: — when we look at our capabilities and so on.

A couple of years ago, we had out there data and analytics on a wish list, and that wish list was solved when we bought Acxiom. When we look at our wish list now, we don’t see any big transactions that are necessary for us to compete. Obviously we will continue to be strategic, and we’ll do bolt-on acquisitions in markets or expertise or people that we need. But there aren’t any large acquisitions that we’re looking at, that we think we need to continue to lead our sector in terms of growth and margin expansion.
Mr. Nollen: Thank you very much.

Operator: Thank you. Our last question is from Michael Nathanson with MoffettNathanson.
Michael Nathanson, MoffettNathanson Research: Thank you. Since it’s the last question, I’ll be brief. And, Michael, congratulations, it’s been an amazing run. And, Philippe, congratulations, too. You’ve made some big bets, and they’ve worked out.
I’ll give you a layup at the end, Michael. Given what you just said about you’re going into your planning meeting, given where interest rates are, the stability of your business, your dividend costs, why not take advantage of where the stock price is and be more aggressive on buyback? And pretty much — I know you’ve made some promises to rating agencies. I’m trying to understand, why wouldn’t you — you congratulated John for his upgrade — why wouldn’t you take advantage of what you know about your business, and what you know about financial markets to become more aggressive on the equity here?
Michael Roth, Chairman of the Board and Chief Executive Officer: One of the things — I appreciate the question — one of the things that we’ve always been is transparent, and we borrowed a fair amount of money to do the Acxiom transaction. We want to make sure our balance sheet is in the right position and maintain our investment-grade status. There’s no question that when we get to that right point, we’ll get back to buybacks. But right now, we’re focusing on dividends. And obviously our balance sheet is strong enough, and our business prospects continue, and we will be getting back to buybacks.
I think it’s a valid question. The question is, when is the right time. And you can always argue what price the stock is at and so on, but you have to look at buybacks on a long-term basis. If you look at the history of what we’ve done in buybacks, we’ve spent a significant amount of money: in total, between dividends and buybacks, about $4 billion. And we understand the importance of buybacks in the marketplace. And that conversation will take place every year with our Board of Directors, and looking at the allocation of returning our excess capital to our shareholders, whether it be in the form of dividends or buybacks. It’s a legitimate question, and we will continue to look at it.
Mr. Nathanson Okay. Thanks, Michael.

Michael Roth, Chairman of the Board and Chief Executive Officer: Well, thank you all. And be safe, and look forward to you in the next call. Thank you very much.
Operator: That concludes today’s conference. Thank you for participating. You may disconnect at this time.
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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•the outbreak of the novel coronavirus (COVID-19), including the measures to contain its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;
•our ability to attract new clients and retain existing clients;
•our ability to retain and attract key employees;
•risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;
•developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and
•failure to realize the anticipated benefits of the acquisition of the Acxiom business.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Various Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$248.6	$(21.3)	$(47.3)			$317.2

Total (Expenses) and Other Income[4]	(56.0)			$(8.6)		(47.4)
Income Before Income Taxes	192.6	(21.3)	(47.3)	(8.6)		269.8
(Benefit of) Provision for Income Taxes	(86.3)	4.3	10.8	2.1	$132.6	63.5
Equity in Net Loss of Unconsolidated Affiliates	(0.4)					(0.4)
Net Loss Attributable to Noncontrolling Interests	1.2					1.2
Net Income Available to IPG Common Stockholders	$279.7	$(17.0)	$(36.5)	$(6.5)	$132.6	$207.1

Weighted-Average Number of Common Shares Outstanding - Basic	389.6					389.6
Dilutive effect of stock options and restricted shares	4.3					4.3
Weighted-Average Number of Common Shares Outstanding - Diluted	393.9					393.9

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.72	$(0.04)	$(0.09)	$(0.02)	$0.34	$0.53
Diluted	$0.71	$(0.04)	$(0.09)	$(0.02)	$0.34	$0.53

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $3.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Various Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$365.0	$(64.4)	$(159.9)			$589.3

Total (Expenses) and Other Income[4]	(177.3)			$(51.8)		(125.5)
Income Before Income Taxes	187.7	(64.4)	(159.9)	(51.8)		463.8
(Benefit of) Provision for Income Taxes	(50.1)	12.7	36.2	3.0	$122.6	124.4
Equity in Net Loss of Unconsolidated Affiliates	(0.6)					(0.6)
Net Loss Attributable to Noncontrolling Interests	1.6					1.6
Net Income Available to IPG Common Stockholders	$238.8	$(51.7)	$(123.7)	$(48.8)	$122.6	$340.4

Weighted-Average Number of Common Shares Outstanding - Basic	388.9					388.9
Dilutive effect of stock options and restricted shares	3.7					3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	392.6					392.6

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.61	$(0.13)	$(0.32)	$(0.13)	$0.32	$0.88
Diluted	$0.61	$(0.13)	$(0.32)	$(0.12)	$0.31	$0.87

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $13.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net Revenue	$1,954.6	$2,061.4	$5,780.1	$6,192.1

Non-GAAP Reconciliation:
Net Income Available to IPG Common Stockholders	$279.7	$165.6	$238.8	$327.1

Add Back:
(Benefit of) Provision for Income Taxes	(86.3)	64.6	(50.1)	118.7
Subtract:
Total (Expenses) and Other Income	(56.0)	(47.6)	(177.3)	(144.2)
Equity in Net (Loss) Income of Unconsolidated Affiliates	(0.4)	0.3	(0.6)	(0.1)
Net Loss (Income) Attributable to Noncontrolling Interests	1.2	(2.8)	1.6	(4.6)
Operating Income	248.6	280.3	365.0	594.7

Add Back:
Amortization of Acquired Intangibles	21.3	21.7	64.4	64.6

Adjusted EBITA	$269.9	$302.0	$429.4	$659.3
Adjusted EBITA Margin on Net Revenue %	13.8%	14.7%	7.4%	10.6%

Restructuring Charges[1]	47.3	N/A	159.9	31.8

Adjusted EBITA before Restructuring Charges	$317.2	N/A	$589.3	$691.1
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	16.2%	N/A	10.2%	11.2%

1 In the second and third quarters of 2020, the Company took restructuring actions to lower our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business. The adjustment of $31.8 for restructuring charges for the nine months ended September 30, 2019 only includes restructuring charges from the the first quarter of 2019, which relate to a cost initiative to better align our cost structure with our revenue due to client losses occurred in 2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA[2]	$280.3	$(21.7)		$302.0

Total (Expenses) and Other Income[3]	(47.6)		$(7.7)	(39.9)
Income Before Income Taxes	232.7	(21.7)	(7.7)	262.1
Provision for Income Taxes	64.6	4.2	—	68.8
Equity in Net Income of Unconsolidated Affiliates	0.3			0.3
Net Income Attributable to Noncontrolling Interests	(2.8)			(2.8)
Net Income Available to IPG Common Stockholders	$165.6	$(17.5)	$(7.7)	$190.8

Weighted-Average Number of Common Shares Outstanding - Basic	386.7			386.7
Dilutive effect of stock options and restricted shares	5.1			5.1
Weighted-Average Number of Common Shares Outstanding - Diluted	391.8			391.8

Earnings per Share Available to IPG Common Stockholders[4]:
Basic	$0.43	$(0.05)	$(0.02)	$0.49
Diluted	$0.42	$(0.04)	$(0.02)	$0.49

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA on page 26.
[3] Consists of non-operating expenses including interest expense, net and other expense, net.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$594.7	$(64.6)	$(31.8)			$691.1

Total (Expenses) and Other Income[3]	(144.2)			$(22.3)		(121.9)
Income Before Income Taxes	450.5	(64.6)	(31.8)	(22.3)		569.2
Provision for Income Taxes	118.7	12.6	7.6	—	$13.9	152.8
Equity in Net Loss of Unconsolidated Affiliates	(0.1)					(0.1)
Net Income Attributable to Noncontrolling Interests	(4.6)					(4.6)
Net Income Available to IPG Common Stockholders	$327.1	$(52.0)	$(24.2)	$(22.3)	$13.9	$411.7

Weighted-Average Number of Common Shares Outstanding - Basic	385.8					385.8
Dilutive effect of stock options and restricted shares	4.5					4.5
Weighted-Average Number of Common Shares Outstanding - Diluted	390.3					390.3

Earnings per Share Available to IPG Common Stockholders[4]:
Basic	$0.85	$(0.13)	$(0.06)	$(0.06)	$0.04	$1.07
Diluted	$0.84	$(0.13)	$(0.06)	$(0.06)	$0.04	$1.05

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.
[3] Consists of non-operating expenses including interest expense, net and other expense, net.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.